Dated June 2, 2009

Registration Statement No. 333-156423
Filed pursuant to Rule 433

PRICING TERMS – June 2, 2009
Issuer:	Morgan Stanley
New York Stock Exchange symbol:	MS
Security:	Common Stock, par value $.01 per share
Number of shares offered:	80,174,928
Additional shares subject to over-allotment option:	4,008,746
Closing sale price of issuer’s common stock on NYSE on June 1, 2009:	$29.89
Initial price to public per share:	$27.44
Underwriting discounts and commissions per share:	$0.14
Selling concession per share:	$0.08
Gross proceeds:	$2,200,000,024
MUFG investment:
Mitsubishi UFJ Financial Group, Inc. (“MUFG”) has elected to participate as an investor in the offering and has agreed to purchase 16,034,985 shares at the initial price to public listed above. The closing of the MUFG purchase will occur a few days after the closing date set forth below upon the effectiveness of the registration of the offering with the Financial Services Agency of Japan.

China Investment Corporation investment	China Investment Corporation has elected to participate as an investor in the offering and has agreed to purchase 44,727,043 shares at the initial price to public listed above.
Sole bookrunner:	Morgan Stanley & Co. Incorporated
Trade date:	June 2, 2009
Closing date:	June 5, 2009

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PROSPECTUS WHICH CAN BE ACCESSED VIA THE HYPERLINK BELOW.

Prospectus dated December 23, 2008

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.